EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
Name	State or Country of Incorporation

1214741 Alberta Ltd.	Canada
Casinos Poland Ltd. (1)	Poland
VICCO	Poland
CC Tollgate LLC	Delaware
Century Casinos Cripple Creek, Inc.	Colorado
Century Casinos Europe GmbH	Austria
Century Casinos Tollgate, Inc.	Delaware
Century Resorts Alberta, Inc.	Canada
Century Resorts International Ltd.	Mauritius
Century Casinos Poland Sp. z o.o.	Poland
Century Calgary Properties Inc.	Canada
Century Casino Calgary Inc.	Canada
WMCK-Acquisition Corp.	Delaware
WMCK-Venture Corp.	Delaware
United Horsemen of Alberta Inc. (2)	Canada
Century Bets! Inc. (3)	Canada
Goldust Investments Sp. z o.o.	Poland
Roskin Investments Sp. z o.o.	Poland
Tullos Investments Sp. z o.o.	Poland

(1)	The Registrant owns 66.6% of the outstanding shares of Casinos Poland Ltd. and consolidates its 66.6% ownership as a majority-owned subsidiary for which it has a controlling financial interest.
(2)

The Registrant owns 75% of the outstanding shares of United Horsemen of Alberta Inc. and consolidates its 75% ownership as a majority-owned subsidiary for which it has a controlling financial interest.

(3)	The Registrant owns 75% of the outstanding shares of Century Bets! Inc. and consolidates its 75% ownership as a majority-owned subsidiary for which it has a controlling financial interest.